FOR IMMEDIATE RELEASE:
NOVEMBER 3, 2003

FOR MORE INFORMATION CONTACT:
Anthony N. Leo, Executive Vice President
Community Banks, Inc.
(717) 920-1698


Community Banks, Inc. and Bryn Mawr Bank Corporation Announce Investment Management Agreement

HARRISBURG, PA - Community Banks, Inc. (listed on Nasdaq: CMTY), parent company of CommunityBanks, today announced that it intends to enter into an agreement with Bryn Mawr Trust Company ("Bryn Mawr Trust"), a subsidiary of Bryn Mawr Bank Corporation, pursuant to which CommunityBanks will engage Bryn Mawr Trust to provide investment management services to its Trust and Asset Management Department. The arrangement is subject to final documentation and applicable regulatory requirements.

Eddie L. Dunklebarger, Chairman, President & CEO of Community Banks, Inc, stated: "This mutually beneficially arrangement enables CommunityBanks to provide Bryn Mawr Trust's premier wealth management services and extensive expertise for the benefit of our entire customer base, which covers eight counties in central and northeastern Pennsylvania, and northern Maryland."

According  to  Ted  Peters,  Chairman,   President  &  CEO  of  Bryn  Mawr  Bank
Corporation: "The arrangement offers Bryn Mawr Trust significant distribution opportunities for its investment management services."

CommunityBanks, a subsidiary of Community Banks Inc., with over $1.8 billion in assets, operates 47 community banking offices throughout central and northeastern Pennsylvania and northern Maryland. In addition to traditional banking services, Community offers trust and investment services, personal and commercial general lines insurance, as well as residential mortgage, title and settlement services.

Bryn Mawr Bank Corporation, including The Bryn Mawr Trust Company, which was founded in 1889, has $577 million in bank assets and manages $1.6 billion in trust & investment assets. Bryn Mawr Trust offers a full range of personal and business banking and wealth management services, including trust and estate planning, investment management, insurance, mortgages, and consumer and commercial loans.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond Bryn Mawr Trust's and Community's control could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward-looking statements speak only as of the date they are made. Bryn Mawr Trust and Community do not undertake any obligation to update forward-looking statements.